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Digirad Corporation

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2012 ANNUAL REPORT

To Our Shareholders:

As many of you may know, we made a number of substantial and transformational changes in the recent weeks and months at Digirad, including the promotion of new senior management, the proposed relocation of our corporate headquarters to the Atlanta area, an operational restructuring of our Diagnostic Imaging business and a new strategic direction for our Company.

Matt Molchan, who has been with Digirad for nearly six years and successfully served as President of our Digirad Imaging Solutions (DIS) business for more than a year, has been named President of Digirad. Matt will assume the CEO role at Digirad following a transitional period. Until that time, Matt and I will be working side-by-side as we collectively work on restructuring the business and efficiently transitioning Matt to the CEO role. After that work is complete in several months, I will step down as CEO. Also, Virgil Lott has been promoted to President of the Diagnostic Imaging business, heading up the sales, maintenance and service of our installed base of imaging equipment.

Our new strategic direction is the result of more than a year of a comprehensive analysis to determine the best way to position Digirad and our business segments to bring the maximum value to the markets we serve and most importantly, to our shareholders.

That analysis was prompted by more than three years of unusual volatility for Digirad in terms of reimbursement, healthcare reform, insurance and regulatory change as well as weak economic trends in the marketplaces for the three businesses where we have traditionally been focused: hospital nuclear cameras, in-office nuclear cameras and in-office imaging services.

Our in-depth market research analyzed many possible strategic directions, including partnerships, acquisitions, divestitures, new product development and new services. We also considered the views of our shareholders and, back in the spring of 2012, we reconstituted our Board of Directors, adding four new directors recommended by our largest shareholders. Jeffrey E. Eberwein, who has more than 20 years of Wall Street experience, is our new Chairman.

Based on the market research and the counsel of our reconstituted Board, which includes five independent Directors of the six total members, we have now set out on a new strategic path. Digirad will focus on growing and expanding the footprint and the cash flow we receive from our DIS business and the positive cash flow from our camera services and maintenance business. Of course, we will continue to sell our solid-state cameras but we are in the process of restructuring that division to reduce costs significantly. Going forward, our main focus with this strategy is to maximize cash generation from operations and return value directly to our shareholders, one way of which will be through an increased stock buyback program.

We are also pursuing new opportunities to build our DIS business and increase the asset utilization, as well as cash flow from that business. When we can identify assets that can produce cash returns, are accretive almost immediately and have a relatively short payback period, we will execute an acquisition. We are not looking to make large acquisitions that will take years to pay off. Again, this strategy is about maximizing and expanding cash flow and building the business, as well as the return for shareholders.

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Following that model, in the 2012 fourth quarter, we identified and acquired a leading provider of imaging services in the Southeast. The acquisition provides us a stronger presence in another key southern region, takes advantage of nearby operational leadership and infrastructure established in part by our 2007 purchase of Ultrascan in Atlanta, the Southeast’s largest mobile ultrasound business, and generates favorable operating margins and cash flow. We will continue to seek and make smart investments like this that can add revenue and maintain solid cash flow.

Finally, we continue to push forward shareholder oriented policies at the Board level. We recently launched a more aggressive stock repurchase program, which the Board increased from $4 million previously to $12 million, in order to return value directly to our shareholders. Further, while our plan is to only execute financially disciplined acquisitions with short payback periods, we also have ensured that shareholder approval is garnered before a larger transaction is executed. Finally, the Board has continued to purchase stock in the open market and has adopted ownership guidelines for the Chief Executive Officer that require his participation as well.

All of the important decisions we made in recent months, and will continue to make, are based on the same goals: to create a lean but growing Digirad, to build on the strong business structure already in place, to generate cash flow and to build shareholder value. After months of consideration, we determined not to pursue strategies that would have required larger investments and greater risks. We believe this process has resulted in a strategic solution that makes sense for our shareholders.

Digirad is well positioned in the healthcare services marketplace and is a well run organization with a great deal of value still to be unlocked. We are all excited about the new prospects that lie in front of us. We invite you all to follow our progress in 2013 and beyond.

Sincerely,

Todd Clyde, Chief Executive Officer

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BOARD OF DIRECTORS	OFFICERS & EXECUTIVES	SHAREOWNERS INFO

Jeffrey E. Eberwein Chairman of the Board	Todd P. Clyde Chief Executive Officer	World Headquarters Digirad Corporation 13950 Stowe Drive Poway CA 92064-8803 TEL 858 726 1600 FAX 858 726 1700 EMAIL ir@digirad.com WEB www.digirad.com
John M. Climaco Director	Jeffry R. Keyes Chief Financial Officer and Corporate Secretary

Todd P. Clyde Director	Virgil J. Lott President, Diagnostic Imaging	Trading Market Market: NASDAQ Symbol: DRAD

Charles M. Gillman Director	Matthew G. Molchan President	Transfer Agent American Stock Transfer 59 Maiden Lane New York NY 10038 TEL 718 921 8206 FAX 718 921 8336
James B. Hawkins Director

John W. Sayward Director		Independent Auditors Ernst & Young 4370 La Jolla Village Drive Suite 500 San Diego CA 92122 TEL 858 535 7200 FAX 858 535 7777

Corporate Counsel Wilson Sonsini Goodrich & Rosati 12235 El Camino Real Suite 200 San Diego CA 92130 TEL 858 350 2300 FAX 858 350 2399

DIGIRAD CORPORATION    13950 STOWE DRIVE, POWAY, CA 92064    T 858 726 1600    F 858 726 1700    WWW.DIGIRAD.COM